UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 28, 2020

SUPER MICRO COMPUTER, INC.
(Exact name of registrant specified in its charter)

Delaware	001-33383	77-0353939
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
980 Rock Avenue, San Jose, California 95131
(Address of principal executive offices, including Zip Code)
Registrant’s telephone, including area code: (408) 503-8000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	SMCI	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition

On November 3, 2020, Super Micro Computer, Inc. (the “Company”) issued a press release (the “Press Release”) announcing preliminary financial information for the quarter ended September 30, 2020. A copy of the Press Release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

The information in, and the exhibit furnished pursuant to, Item 2.02 of this report, including Exhibit 99.1, are being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are not to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language contained in such filing, unless otherwise expressly stated in such filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Shiu Leung (Fred) Chan to the Board of Directors

On October 28, 2020, the Board of Directors (the “Board”) of the Company fixed the number of directors at nine (9) pursuant to provisions in the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company.

On the same date, Mr. Shiu Leung (Fred) Chan was appointed as a Class III director by the Board to fill the vacancy on the Board resulting from the increase in the authorized number of directors to nine (9), with his term expiring at the Company’s annual meeting of stockholders following fiscal year 2021.

Mr. Chan is the founder and currently the president of KCR Development, Inc. which has developed real estate projects in excess of $1 billion in California and Hawaii specializing in high-density residential and retail projects. Mr. Chan also has more than three decades of experience in the high technology sector and as an entrepreneur. He most recently served as chairman of ESS Technology, Inc., a privately held semiconductor company which he had founded, from 2015 to 2019. ESS Technology was previously a public company listed on Nasdaq from 1995 until 2008, where he had held a variety of senior executive roles, including as chairman, president and chief executive officer, and served as a director. Mr. Chan has also previously served as chairman of a privately-held consumer electronic company, founder and an executive officer of a VLSI chip design center providing computer aided design, engineering and other design services, and co-founder and an executive officer of a company in the business of computer aided engineering systems development. Mr. Chan holds B.S.E.E. and M.S.C. degrees from the University of Hawaii.

Mr. Chan is entitled to receive the Company’s standard indemnity agreement and non-employee director compensation. The Company reimburses non-employee directors for reasonable expenses in connection with attendance at Board and committee meetings. The Company’s non-employee directors receive an annual retainer of $60,000, payable quarterly in cash. In addition, each director serving in a non-chairperson capacity on the Company’s Audit, Compensation or Nominating and Corporate Governance Committees receives an additional annual retainer of $15,000, $10,000 and $7,500 per committee, respectively, payable quarterly in cash. Non-employee directors are entitled to $2,000 per meeting for each meeting attended in excess of (1) the regular meetings of the Board and (2) up to 10 additional meetings beyond such regular meetings, provided that notice of the meeting was properly given, a quorum was present and minutes of the meeting were prepared. Each non-employee director is entitled to receive an annual grant of RSUs equal in value to $220,000. Initial RSU grants upon election as a director are prorated.

Item 8.01	Other Events
On October 31, 2020, the Company's Board approved a share repurchase program to repurchase shares of common stock for up to $50 million at prevailing prices in the open market. The share repurchase program is effective until October 31, 2021 or until the maximum amount of common stock is repurchased, whichever occurs first.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated November 3, 2020

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPER MICRO COMPUTER, INC.

Date: November 3, 2020	By:	/s/ Charles Liang
President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)